Exhibit 10.4(1)

                                 BLACK IPO, INC.
                             A Multicultural Company


                    WENDELL R. STEMLEY EMPLOYMENT AGREEMENT


Dated June 30, 2000 between BLACK IPO, INC. ("Black IPO"), a Colorado corporation and WENDELL R. STEMLEY.

IN CONSIDERATION OF THE COVENANTS HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. EMPLOYMENT

     1.1. Position. During the Term of this Agreement and subject to the terms and conditions set forth herein, BLACK IPO agrees to employ Stemley as its President and Chief Executive Officer, reporting only to the Board of Directors of BLACK IPO.

     1.2 Election to Office. During the Term of this Agreement, BLACK IPO shall use its best efforts to continue Stemley's position and designation as President and Chief Executive Officer.

     1.3. Duties. During the Term of this Agreement, Stemley shall (i) devote his full-time efforts during normal business hours to the performance of his services, (except during vacation periods and periods of illness or incapacity and except that nothing in this Agreement shall preclude Stemley from devoting reasonable periods required for serving as a director, or member of a committee of, or holding other positions, in any organization involving no conflict of interest with the interests of BLACK IPO) and (ii) perform his services faithfully, diligently and to the best of his skill and ability.

     1.4. Location. During the Term of this Agreement, Stemley will perform his duties and services principally at Black IPO"s executive offices, and at such locations as he shall deem appropriate, and Stemley agrees to make such business trips as may be reasonable and necessary in the performance of his services hereunder.

2. COMPENSATION AND BENEFITS

     2.1. Salary. As compensation for the services to be performed by Stemley, Black IPO agrees to pay Stemley during the Term of this Agreement a base salary (the "Base Salary") of not less than $80,000 per year, which may be accrued, if not paid, payable bi-monthly in accordance with Black IPO's regular payroll practices. Black IPO may review Stemley's Base Salary and other compensation (including bonuses and incentive compensation) from time to time during the Term of this Agreement and, at the recommendation of the Compensation Committee of the Board of Directors (the "Committee"), may increase his Base Salary or other compensation (including bonuses and incentive compensation) from time to time. Any increase in Base Salary or other compensation (including bonuses or incentive compensation) shall in no way limit or reduce any other obligation of Black IPO. Once established at an increased rate, Stemley's Base Salary hereunder shall not be reduced.

     2.2. Incentive Compensation. During the term of this Agreement, in addition to the Base Salary provided in Section 2.1 above, Stemley shall be eligible to receive additional incentive compensation, upon achievement of performance or other goals to be established from time to time by the Committee.

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     Such incentive compensation may be payable in cash, or in stock, stock options or other stock based awards, or in any combination of cash and stock based awards, as shall be determined by the Committee.

     2.3. Participation in Benefit Plans. During the Term of this Agreement, Stemley shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans adopted, by The Board of Directors.

     2.4. Reimbursement of Expenses. Black IPO will reimburse Stemley for all business expenses, including, without limitation, traveling, entertainment and similar expenses, incurred by Stemley on behalf of Black IPO during the Term of this Agreement if such expenses are ordinary and necessary business expenses incurred on behalf of Black IPO pursuant to Black IPO's standard expense reimbursement policy, provided that Stemley shall provide Black IPO with itemized accounts, receipts or documentation for such expenses.

     2.5. Vacation and Sick Leave. During the Term of this Agreement, Stemley will be entitled to three weeks of paid vacation per year. Stemley shall also be entitled to paid sick leave in accordance with the policy applicable to the other senior executives of Black IPO.

3. TERM

     3.1. Term. The "Term" of employment under this Agreement means the period commencing July 1, 2000 and expiring on December 31, 2004 or the earlier termination pursuant to Section 4.1.

4. TERMINATION OF EMPLOYMENT

     4.1. Events of Termination. Upon the occurrence of any of the following events, Stemley's employment hereunder shall terminate and Stemley shall be entitled to the benefits provided in Section 4.2 hereof.

          (i) Termination due to Stemley's death.

          (ii) Termination due to Stemley's Disability. If, as a result of Stemley's incapacity due to physical or mental illness, injury or disability Stemley shall have been absent from his duties with Black IPO on a full-time basis for three consecutive months, and within thirty days after the receipt of written Notice of Termination (as hereunder defined) he shall not have returned to the full-time performance of his duties, Black IPO may terminate Stemley's employment for "Disability." "Absent from his Duties" means, (ii), that Stemley is devoting less than 40 hours per week to his duties under this Agreement.

          (iii) Black IPO shall be entitled to terminate Stemley's employment for Cause. For purposes of this Agreement, "Cause" shall mean:

               (1) the willful and continued failure by Stemley to substantially perform his duties with Black IPO in good faith (other than any such failure resulting from his incapacity due-to physical or mental illness, injury or disability or any such actual or anticipated failure resulting from his termination foGood Reason (as hereinafter defined), after a demand for substantial performance is delivered to him by the Board of Directors of Black IPO which identifies, in reasonable detail, the manner in which the Board of Directors believes that Stemley has not substantially performed his duties in good faith;

               (2) the willful engaging by Stemley in conduct which causes material harm to Black IPO, monetarily or otherwise; or Stemley's conviction of a felony arising from conduct during the Term of this Agreement.

               (3) No act, or failure to act, on Stemley's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission

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          was in the best interest of Black IPO or its shareholders.
          Notwithstanding the foregoing, Stemley shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after ten days notice to him and an opportunity for him, together with his counsel, to appear before the Board of Directors), finding that Stemley was guilty of conduct set forth above in this Subsection 4. l (iii) in a "Notice of Termination" setting forth, in reasonable detail, the basis for such finding.

               (iv) Stemley shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall, without Stemley's express written consent, mean:

                    (1) the assignment to Stemley of any duties substantially
               inconsistent with his status as President and Chief Executive Officer of Black IPO;

                    (2) a reduction by Black IPO in Stemley's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

                    (3) the relocation of Black IPO's principal executive
               offices to a location not approved by Stemley or Black IPO"s requiring Stemley to be based location not approved by Stemley;

                    (4) the failure by Black IPO to continue in effect any
               pension, health, compensation or other benefit plan in which Stemley participates, or any similar plans hereafter adopted, unless an equitable arrangement (as determined by an employee benefit consultant of national standing selected by Black IPO and reasonably satisfactory to Stemley), embodied in an ongoing substitute or alternative plan, has been made with respect to such plan, or the failure by Black IPO to continue his participation therein, or the taking of any action by Black IPO which would directly or indirectly materially reduce any of such benefits or deprive Stemley of any material fringe benefit presently enjoyed by him;

                    (5) the failure of Black IPO to obtain a satisfactory
               agreement from any successor (by means of merger, consolidation, sale of assets or otherwise) to assume and agree to perform this Agreement as contemplated by Section 5 hereof; or

                    (6) any purported termination of Stemley's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) of this Section 4.1 (and, if applicable, Subsection (iii) of this Section 4.1); and for purposes of this Agreement, no such purported termination shall be effective.

         Stemley's right to terminate his employment pursuant to this Subsection
         4.1 (iv) shall not be affected by his incapacity due to physical or mental illness, injury or disability. Black IPO may, solely during the period of such incapacity, make arrangements for the discharge of any of Stemley's duties hereunder by another officer of Black IPO, but any such arrangement shall not affect or in any way diminish Stemley's rights hereunder.

               (v) Any purported termination by Black IPO or by Stemley shall be communicated by written Notice of Termination to the other party hereto in accordance with Sections 4.3 and 8.1 hereof.

               (vi) Notwithstanding the pendency of a Notice of Dispute (as hereinafter defined), Black IPO will continue to pay Stemley his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue his participation in all incentive compensation, bonus, option, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given (or provide Stemley with benefits substantially similar, as determined by an employee benefit consultant of national standing selected by Black IPO and reasonably satisfactory to Stemley, to those under such plans), until the dispute is finally resolved. Amounts paid under this Section 4.1 (vi) are in addition to all other amounts due under this Agreement and shall not be offset

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          against or reduce any other amounts due under this Agreement or otherwise. If it is finally determined that Stemley terminated his employment for other than Good Reason or Black IPO rightfully terminated Stemley's employment for Cause, Stemley shall reimburse Black IPO for all amounts paid to him under this Section 4.1 (vi) (less any amounts determined to be owing to Stemley under any other provision of this Agreement), with interest thereon calculated at a rate of six percent per annum.

4.2 Financial Events on Termination.

               (i) Upon the termination of Stemley's employment as a result of his Disability, Stemley shall be entitled to receive:

                    (1) His Base Salary for twelve (12) months and any and all benefits to which he is entitled on the date of such termination under Black IPO"s pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans;

                    (2) One hundred percent (100%) of the maximum amount of
               incentive compensation for which Stemley could have become eligible during the year in which such termination occurs.

                    (3) Vested Options. Options to purchase stock (common or
               otherwise) in Black IPO granted pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of Black IPO"s stock appreciate shall become immediately and fully vested.

               (ii) Upon the termination of Stemley's employment as a result of his Death, Stemley's heirs, devises, executors or other legal representatives shall receive:

                    (1) for an additional twelve months from the date of such
               termination, his Base Salary and any and all benefits to which he is entitled on the date of such termination under Black IPO"s pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans; and (B) one hundred percent (100%) of the maximum amount of incentive compensation for which Stemley could have become eligible during the year in which such termination occurs.

                    (2) any options to purchase stock (common or otherwise) in
               Black IPO granted pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of Black IPO"s stock appreciates, shall become immediately accelerated fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under application securities laws, fully lapse, and Black IPO shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of the clause to so lapse.

               (iii) If Stemley's employment shall be terminated for Cause, Black IPO shall pay Stemley his full Base Salary and other benefits to which he is entitled for a period of twelve months, (vi)(b) if Stemley's employment shall be terminated for Cause as described in
          Section 4. (iii) hereto, Black IPO shall pay, Stemley his full Base Salary and other benefits to which he is entitled, through the Date of Termination at the rate of effect at the Notice of Termination is given, and Black IPO shall have no further obligations to him under this Agreement.

               (iv) If Stemley's employment for Black IPO shall be terminated
          (a) by Black IPO other than for Cause, Death or Disability, or (b) by Stemley for Good Reason, then Stemley shall be entitled to the benefits provided below:

                    (1) any options to purchase stock (common or otherwise) in
               Black IPO granted pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of Black IPO"s stock appreciates, shall become immediately accelerated and fully vested.

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                    (2) not later than thirty days following the Date of
               Termination, a lump sum in cash equal to twelve months of Base Salary, at the rate of Stemley's Base Salary on the Date of Termination, discounted to the then present value at a discount rate often ten percent (10%) per annum applied to each future payment from the time it would have become payable; and:

                    (3) one hundred percent (100%) of the maximum amount of
               incentive compensation for which Stemley could have become eligible during the year in which such termination occurs;

                    (4) Stemley shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be subject to set-off or reduced by any compensation earned by him as the result of employment by another employer or by benefits after the Date of Termination, or otherwise.

         4.3      Definitions.

               (i) "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

               (ii) "Date of Termination" means (I) if employment is terminated for Disability, thirty days after Notice of Termination is given (provided that Stemley shall not have returned to the performance of his duties on a full-time basis during such thirty-day period), and
          (ii) if employment is terminated pursuant to Subsection (iii) or (iv) of Section 4.1 or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (iii) of Section 4.1, shall not be less than ten days and, in the case of a termination pursuant to Subsection (iv) of Section 4.1, shall not be more than sixty days, respectively, from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination (a "Notice of Dispute"), the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a Notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

5. SUCCESSORS

         5.1 Assumption by Successors. Black IPO shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Black IPO to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Black IPO would be required to perform it if no such succession had taken place. Failure of Black IPO to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Stemley to compensation from Black IPO in the same amount and on the same terms as he would be entitled hereunder if he terminates his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean Black IPO as hereinbefore defined and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. NON-COMPETITION AND CONFIDENTIALITY

         6.1 Non-competition. During Stemley's employment by Black IPO hereunder and during the period of one year after the termination of Stemley's employment hereunder by Black IPO for Cause or by Stemley for other than Good Reason:

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                  (i) Stemley will not directly compete with the business of
                  Black IPO so as to cause Black IPO to lose material revenue from any client account which is in existence on the Date of Termination.

                  (ii) Stemley will not directly or indirectly employ or solicit for employment any person whom he knows to be an employee of Black IPO or any subsidiary of Black IPO.

         6.2      Confidential Information.

                  (i) Stemley agrees and acknowledges that the Confidential Information of Black IPO is valuable, special and unique to its business; that such business depends on such Confidential Information; and that Black IPO wishes to protect such confidential Information by keeping it confidential for the use and benefit of Black IPO. Based on the foregoing Stemley agrees to undertake the following obligations with respect to such confidential Information:

                    (1) Stemley agrees to keep any and all confidential
               Information in trust for the use and benefit of Black IPO;

                    (2) Stemley agrees that, except as required by Stemley's
               duties hereunder or authorized in writing by Black IPO, he will not at any time during and for one year after the termination of his employment with Black IPO, disclose or use, directly or indirectly, any Confidential Information of Black IPO;

                    (3) Stemley agrees to take all reasonable steps necessary, or reasonably requested by Black IPO, to ensure that all Confidential Information of Black IPO is kept confidential for the use and benefit of Black IPO; and

                    (4) Stemley agrees that, upon termination of his employment by Black IPO or at any other time Black IPO may in writing so request, he will promptly deliver to Black IPO all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Stemley. Stemley further agrees that, if requested by Black IPO to return any Confidential Information pursuant to this Subsection 6.2 (i)(4), he will not make or retain any copy of or extract from such materials.

               (ii) for purposes of this Section 6.2, Confidential Information means any and all information developed by or for Black IPO of which Stemley gained knowledge by reason of his employment by Black IPO prior to date hereof or his employment under this Agreement that is not generally known in any industry in which Black IPO is or may become engaged. Confidential Information includes, but is not limited to, any and all information developed by or for Black IPO concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by Black IPO, contractors and customers with which Black IPO has dealt prior to Stemley's termination of employment with Black IPO, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets and proprietary information of any type owned by Black IPO together with all written, graphic and other materials relating to all or any part of the same.

               In the event that Stemley is, in the opinion of his legal counsel (which counsel shall be acceptable to Black IPO in its reasonable discretion), required to disclose any Confidential Information to any federal, state, local or foreign judicial, legislative, administrative or any other authority, agency or instrumentality or is required to disclose such Confidential Information by reason of his fiduciary duties to Black IPO or its shareholders or by any federal, state, local or foreign securities, blue-sky or other similar laws, rules, regulations or ordinances, then,

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               notwithstanding anything in this Section 6.2 to the contrary,
               Stemley may disclose such Confidential Information to the extent, and to the persons and entities, so required without any liability hereunder, without constituting a breach hereunder and without giving rise to a right of Black IPO to terminate Stemley's employment (for Cause or otherwise) hereunder. Stemley shall notify Black IPO of any disclosure required to be made in connection with the preceding sentence as soon as practicable after Stemley becomes aware of such required disclosure.

7. REMEDIES

     7.1. Injunctive Relief. Stemley acknowledges and agrees that the covenants and obligations contained in Sections 6.1 and 6.2 relate to special, unique and extraordinary matters and that a violation of any of the terms of such sections will cause Black IPO irreparable injury for which adequate remedy at law is not available. Therefore, Stemley agrees that Black IPO shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining Stemley from committing any violation of the covenants and obligations set forth in Sections 6.1 and 6.2 hereof.

     7.2. Remedies Cumulative. Black IPO"s rights and remedies under Section 7.1 hereof are cumulative and are in addition to any other rights and remedies Black IPO may have at law or in equity.

8. MISCELLANEOUS

     8.1. Notices. Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier. Written notices must be delivered to the receiving party at his or its address on the signature page of this Agreement. The parties may change the address at which written notices are to be received in accordance with this section.

     8.2. Assignment. Neither Black IPO nor Stemley may assign, transfer, or delegate its or his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall insure to the benefit of Black IPO and its successors and assigns.

     8.3. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect. This Agreement may be modified or amended only by a written agreement that is signed by Black IPO and Stemley. No waiver of any section or provision of this Agreement will be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.

     The waiver by Black IPO of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various sections in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

     8.4. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.


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     8.5. Continuing Obligations. All of the sections of this Agreement including but not by way of limitation, that provide for ongoing obligations of Black IPO in Sections 4.2, 6.1, and 6.2 shall continue and survive the termination of this Agreement.

     8.6. Applicable Law. This Agreement and the right and obligation of Black IPO and Stemley thereunder shall be governed by and construed and enforced under the laws of the State of Colorado applicable to agreements made and to be performed entirely within such State.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                           BLACK IPO, INC.


ACKNOWLEDGEMENT                           AGREED AND ACCEPTED




By:                                       By:
     ------------------------------------    -----------------------------------

     Malcolm D. Crawford                   Wendell R. Stemley
     General Counsel                       President and Chief Executive Officer




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